Exhibit 10.2

2011 AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT
BETWEEN ENTERON PHARMACEUTICALS, INC.
AND DR. GEORGE B. MCDONALD

This 2011 Amendment (“2011 AMENDMENT”) is made as of the 26th day of July, 2011 (the “EFFECTIVE DATE”) by and between ENTERON Pharmaceuticals, Inc., a Delaware corporation (“ENTERON”), wholly owned subsidiary of SOLIGENIX, INC. (“SOLIGENIX”), and George B. McDonald, MD (“MCDONALD”).

A.           ENTERON and MCDONALD have entered into an Exclusive License Agreement dated November 24, 1998, as amended by amendments dated March 5, 2001, November 20, 2001, December 13, 2005, February 11, 2009 and September 15, 2009 (as amended, the “LICENSE AGREEMENT”).

B.           ENTERON, SOLIGENIX and Sigma-Tau Pharmaceuticals, Inc. (“STPI”) have entered into that certain Amendment to the Collaboration and Supply Agreement dated July 26, 2011 (the “AMENDMENT”), amending the Collaboration and Supply Agreement between ENTERON, SOLIGENIX and STPI dated as of February 11, 2009 (as amended by the AMENDMENT, the “SUPPLY AGREEMENT”), which, among other things, expands the definition of the “Territory” therein to include the European Territory as defined in the SUPPLY AGREEMENT.

C.           In connection with the execution of the AMENDMENT, ENTERON and MCDONALD wish to amend further the LICENSE AGREEMENT as hereinafter provided.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound thereby, the parties agree as follows:

1.            Pursuant to Section 9.1.5 of the SUPPLY AGREEMENT, SOLIGENIX is to receive a non-recurring fee in the amount of Five Million Dollars ($5,000,000) within ten (10) days of the execution of such AMENDMENT (the “EU EXECUTION PAYMENT”).  Notwithstanding Section 3(C) of the LICENSE AGREEMENT (including, without limitation, Sections 3(C)(i) and (ii)) and in lieu and replacement of any and all payments owed thereunder with respect to the EU EXECUTION PAYMENT, SOLIGENIX shall: (i) pay to MCDONALD an amount equal to Six Hundred Twelve Thousand Five Hundred Dollars ($612,500) in immediately available funds within ten (10) days after its receipt of the EU EXECUTION PAYMENT; (ii) issue to MCDONALD within ten (10) days after its receipt of the EU EXECUTION PAYMENT a number of shares of Common Stock of SOLIGENIX (“COMMON STOCK”) equal to Four Hundred Thousand Dollars ($400,000) divided by the closing price of the COMMON STOCK on the date of the AMENDMENT as reported by the OTC Bulletin Board, with any fractional shares rounded down to the nearest whole share; and (iii) pay to MCDONALD Four Hundred Thousand Dollars ($400,000) in immediately available funds within five (5) days after the date SOLIGENIX obtains APPROVAL (as defined in the SUPPLY AGREEMENT”) for PRODUCT (as defined in the SUPPLY AGREEMENT”) from the European Medicines Agency or any successor agency thereto.

2.           Section 3(C)(viii) of the License Agreement is hereby amended by deleting existing Section 3(C)(viii) and replacing it with new Section 3(C)(viii) to read as follows:

“(viii)           Reference is made to that certain Collaboration and Supply Agreement (including without limitation any amendments thereto, “Supply Agreement”) made and entered into as of February 11, 2009, by and between SOLIGENIX, Inc. (“SOLIGENIX”) (formerly known as DOR BioPharma, Inc.) and Sigma-Tau Pharmaceuticals, Inc. (“STPI”).  Notwithstanding (i) and (ii) above and in lieu thereof and for so long as the Supply Agreement is in effect, with respect to non-recurring fees payable by STPI pursuant to the Supply Agreement (including but not limited to milestone payments) with respect to the United States of America (including its territories and possession, as well as Puerto Rico), Canada and Mexico, SOLIGENIX shall pay to LICENSOR within forty-five (45) days of the end of each Calendar Quarter an amount equal to ten percent (10%) of such non-recurring fees paid to SOLIGENIX or any Affiliate for such Calendar Quarter; provided that, payment to LICENSOR arising from the milestone payment due as a result of STPI’s receipt of a report, certified by SOLIGENIX, stating that the first patient in the PHASE 3 TRIAL (as defined in the Supply Agreement) in the United States of America has been administered the PRODUCT (as defined in the Supply Agreement) shall be deferred until such time as payment is due to LICENSOR arising from the milestone payment due as a result of STPI’s receipt of a report from SOLIGENIX showing that the PHASE 3 TRIAL for the United States of America has successfully achieved its primary endpoint consistent with the FDA’s Special Protocol Assessment feedback in support of a New Drug Application.  SOLIGENIX shall not agree to any amendment to the Supply Agreement that affects or could affect the payment of non-recurring fees to SOLIGENIX thereunder without the prior written consent of LICENSOR.

3.           Section 3(C)(ix) of the License Agreement is hereby amended by replacing existing Section 3(C)(ix) with the following new Section 3(C)(ix) to read as follows:

“(ix)           Notwithstanding (iii) and (iv) above and in lieu thereof, and for so long as the Supply Agreement is in effect, with respect to sales of PRODUCTS and AG PRODUCTS in the FIELD in the United States of America (including its territories and possession, as well as Puerto Rico), Canada and Mexico, pursuant to the Supply Agreement, SOLIGENIX shall pay to LICENSOR within forty-five (45) days of the end of each Calendar Quarter an amount equal to three percent (3%) of the Net Sales of the PRODUCTS and AG Products (as Net Sales is determined under the Supply Agreement) paid to SOLIGENIX or any Affiliate with respect to such Calendar Quarter (capitalized terms in this sentence other than LICENSOR, Supply Agreement and Calendar Quarter having the meanings given to them in the Supply Agreement).  SOLIGENIX shall not agree to any amendment to the Supply Agreement that affects or could affect the amount or calculation of payments to LICENSOR hereunder without the prior written consent of LICENSOR.”

4.           MCDONALD hereby consents and agrees to the AMENDMENT.

5.           Except as expressly set forth in this 2011 AMENDMENT, the LICENSE AGREEMENT remains in full force and effect in accordance with its terms.  References in the LICENSE AGREEMENT to the “Agreement” are hereby amended to refer to the License Agreement, as amended by this 2011 AMENDMENT.  This 2011 AMENDMENT constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements. This 2011 AMENDMENT will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties have executed this 2011 AMENDMENT as of the date first written above.

ENTERON PHARMACEUTICALS, INC.		George B. McDonald, MD

By	/s/ Christopher J. Schaber	/s/ George B. McDonald
Name:	Christopher J. Schaber, PhD	Name: George B. McDonald, MD
Title:	Chief Executive Officer

SOLIGENIX, INC.

By:	/s/ Christopher J. Schaber
Name:	Christopher J. Schaber, PhD
Title:	Chief Executive Officer